Exhibit 15.1
The Supervisory Board of
Deutsche Bank Aktiengesellschaft
We consent to the incorporation by reference in the registration statements (Nos. 333-97257, 333-100246, 333-117705, 333-132673 and 333-168335) on Form S-8 and on Form F-3 (No. 333-162195) of Deutsche Bank Aktiengesellschaft of our reports dated March 4, 2011, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 20-F of Deutsche Bank Aktiengesellschaft.
Our report refers to a change in the method of accounting for certain financial assets in the year ended December 31, 2008 following the adoption of “Reclassification of Financial Assets (Amendments to IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 7 “Financial Instruments: Disclosures”)”.
KPMG AG
Wirtschaftsprüfungsgesellschaft
Frankfurt am Main (Germany)
March 15, 2011